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                                                                     EXHIBIT 11
                                                                     ----------

          STATEMENT RE COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

Net income (loss) and common shares used in calculation of earnings (loss) per common share for the five years ended December 31, 1994 were computed as follows (amounts in thousands):


                                                            For the Years Ended December 31,
                                              -------------------------------------------------------
                                                 1990        1991        1992        1993        1994
                                              -------------------------------------------------------
Earnings:
  Net Income (loss)                           $(1,262)    $17,482     $15,340     $24,127     $29,194
  Less preferred stock dividends(1)            (4,025)     (4,025)     (4,025)     (2,180)         --
                                              -------     -------     -------     -------     -------
  Net income (loss) applicable to
    common stock (primary and
    fully diluted)                            $(5,287)    $13,457     $11,315     $21,947     $29,194
                                              =======     =======     =======     =======     =======
Common Shares:(2)
  Weighted average shares outstanding
    during each year                           18,364      18,486      19,050      22,147       25,347
  Shares issuable upon assumed exer-
    cise of options                               156         254         630         793          723
                                              -------     -------     -------     -------     -------
  Common shares - primary                      18,520      18,740      19,680      22,940       26,070
  Adjustment for full dilution(3)                  10          30          30       3,470          390
                                              -------     -------     -------     -------     -------
  Common shares - assuming full
    dilution                                   18,530      18,770      19,710      26,410       26,460
                                              =======     =======     =======     =======     =======

(1) In 1993, the Company exercised its redemption rights; however, prior to the planned redemption date, 2,289,615 shares of convertible Preferred Stock were converted into 2,289,615 shares (4,579,230 on a post stock split basis) of Common Stock of the Company.

(2) All share amounts have been adjusted to reflect a 10% Common Stock dividend paid January 17, 1992 to stockholders of record December 23, 1991 and a two-for-one Common Stock split paid October 18, 1993 to stockholders of record September 30, 1993.

(3) The assumed conversion of preferred stock and/or outstanding convertible subordinated debentures into Common Stock resulted in no reportable dilution for purposes of calculating fully diluted earnings per common share for each year in the periods ended December 31, 1990 through 1994.